Exhibit 99.1

March 7, 2018

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2018 FIRST QUARTER RESULTS

•	Net sales growth of 16 percent compared to the prior year[1] period reflects increases across each of the Company’s reportable business segments

•	First quarter net income of $9.4 million, an increase of 171 percent compared to the prior year

•	First quarter Adjusted Net Income[2] of $9.7 million or $0.15 per share, an increase of 72 percent compared to the prior year

•	First quarter Adjusted EBITDA[2] of $21.3 million, an increase of 0.9 percent compared to the prior year

•	Entered large and fast growing towables RV segment through the acquisition of Lance Camper, completed in January 2018

•	Formed strategic alliance with Daimler AG for the sale and service of its Setra product line in North America

•	Reaffirms full year fiscal 2018 outlook for net sales of $2.4 to $2.7 billion and Adjusted EBITDA of $200 to $220 million

•	Updates full year fiscal 2018 net income outlook to a range of $90 to $110 million and Adjusted Net Income to a range of $110 to $125 million

Milwaukee, Wis.—(BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG) today reported results for the three months ended January 31, 2018 (“first quarter 2018”). Consolidated net sales in the first quarter 2018 were $514.9 million, an increase of 16.2 percent over the three months ended January 28, 2017 (“first quarter 2017”). This increase reflects sales growth in each of the Company’s reported operating segments which was partially driven by the impact of acquisitions.

“Fiscal year 2018 is off to a good start as we saw continued growth across most of our product categories and we remain on track to meet our full year objectives,” said Tim Sullivan, CEO REV Group, Inc. “We continue to remain highly focused on the execution of our commercial, product and operating strategies to improve profitability as we work towards our long-term goal of an enterprise-wide EBITDA margin in excess of 10 percent. Additionally, we continued to execute on our disciplined capital allocation strategy with the acquisition of Lance Camper this quarter, which enables our entry into the large and fast growing towables RV market. With a strong backlog of $1.24 billion we expect to continue to see improving operating leverage in the business and thus expect earnings growth to exceed sales growth in fiscal year 2018.”

The Company’s first quarter 2018 net income was $9.4 million, or $0.14 per diluted share compared to a net loss of $13.3 million, or $0.26 per diluted share in the first quarter of 2017. First quarter 2018 net income improved as a result of higher earnings from operations, the benefit of acquisitions, lower interest expense, and the favorable impact of recently enacted U.S. tax reform. Adjusted Net Income for the first quarter 2018 was $9.7 million, or $0.15 per diluted share, which grew 72.0 percent compared to $5.7 million, or $0.11 per diluted share, in the first quarter 2017.

Adjusted EBITDA in the first quarter 2018 was $21.3 million, representing growth of 0.9 percent over Adjusted EBITDA of $21.1 million in the first quarter 2017. Adjusted EBITDA performance during the quarter benefited from higher net sales and earnings from certain business segments as well as the impact of acquisitions.

1 REV Group, Inc. changed its fiscal year end from the last Saturday to the last calendar day in October of each year. In addition, starting in fiscal 2018, the Company’s fiscal quarters will end on the last day of January, April, July and October.

2 REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. Note: These figures do not include the impact of acquisitions before their acquisition dates

REV Group Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $215.3 million for the first quarter 2018, an increase of $29.9 million, or 16.1 percent, from $185.4 million for the first quarter 2017. The increase in net sales of F&E was driven by results from the Ferrara acquisition completed in April 2017, as well as increased unit volumes. F&E backlog at the end of the first quarter 2018 was up 5.4 percent to $622.3 million compared to $590.3 million at the end of fiscal year 2017.

F&E Adjusted EBITDA3 was $18.2 million in the first quarter 2018, which represented growth of 8.7 percent compared to $16.7 million in the first quarter 2017. The increase in F&E Adjusted EBITDA was driven by higher unit volumes and the impact of the Ferrara acquisition. First quarter 2018 F&E Adjusted EBITDA margin was 8.4 percent of net sales compared to 9.0 percent in the first quarter 2017. This decrease was due to the timing and mix of shipments in the quarter.

Commercial Segment

Commercial segment net sales for the first quarter 2018 were $132.2 million, an increase of 1.5 percent compared to the first quarter 2017. This increase was the result of higher unit sales in all segment product categories, excluding school bus. School bus sales were down versus the prior year quarter due to lower contractor unit sales. Commercial backlog at the end of the first quarter was $337.8 million, a decrease of 7.8 percent compared to $366.4 million at the end of fiscal year 2017.

Commercial segment Adjusted EBITDA was $4.5 million in the first quarter 2018 compared to $8.2 million in the first quarter 2017. Adjusted EBITDA margin was 3.4 percent of net sales in the first quarter 2018 compared to 6.3 percent in the first quarter 2017. The decrease was primarily due to a shift in the timing of transit bus shipment as well as lower school bus sales in the quarter.

During the first quarter 2018, REV formed a strategic alliance with Daimler AG’s Setra bus division to expand REVs product offerings in the luxury motorcoach segment. Beginning in our second quarter of 2018, the Company will become Daimler’s exclusive distribution partner for its Setra motor coach brand in North America. In addition, starting in July 2018, the Company will also be exclusively responsible for Setra’s North American after-sales parts and service.

Recreation Segment

The Recreation segment grew net sales to $167.2 million in the first quarter 2018, representing an increase of $40.5 million, or 32.0 percent, from the first quarter 2017. Recreation segment sales growth was the result of strength in its end markets as well as sales from acquired companies. Recreation segment backlog at the end of the first quarter 2018 was $281.8 million, an increase of 94.6 percent from $144.8 million at the end of fiscal year 2017. This significant increase in backlog was positively impacted by the acquired backlog in the Lance Camper business.

Recreation segment Adjusted EBITDA grew 194.0 percent in the first quarter 2018 to $8.2 million, compared to $2.8 million in the first quarter 2017. Adjusted EBITDA margin in the first quarter 2018 grew 270 basis points to 4.9 percent of net sales compared to 2.2 percent in the first quarter 2017. The expansion in profitability is attributable to higher unit volumes, stronger product mix and the continued benefit from ongoing operating initiatives in addition to the results from acquired companies.

At the end of the first quarter 2018, the Company acquired Lance Camper Manufacturing Corporation (“Lance”). Lance adds a premium portfolio of truck campers, towable campers and toy haulers to REV’s existing suite of motorized offerings and gives the Recreation segment access to the higher volume and rapidly growing towables RV

3 Segment Adjusted EBITDA is a non-GAAP measure that is explained and reconciled to its nearest GAAP metric later in this release.

market segment. Lance has the number one selling truck camper in the U.S. and has won the National RV Dealer Association’s prestigious Quality Circle Award 16 years running.

Working Capital, Liquidity and Capital Allocation

Net working capital4 for the Company at January 31, 2018 was $389.3 million compared to $299.7 million at the end of fiscal year 2017. The increase in working capital was primarily due to the normal seasonal increase in inventory compared to the end of fiscal year 2017, as well as the timing of cash disbursements and the impact of the Lance acquisition. Cash and equivalents totaled $12.7 million at January 31, 2018. Total debt at January 31, 2018 was $372.3 million (net of deferred financing costs) and as a result, the Company had $143.4 million available under its ABL revolving credit facility, which was amended to increase its borrowing capacity to $450 million in December 2017. Capital expenditures in the first quarter 2018 were $13.6 million compared to $18.1 million in the prior year quarter.

Fiscal 2018 Full Year Outlook

Mr. Sullivan concluded, “First quarter results were in-line with our expectations and our view of end market demand and macro conditions remains consistent with prior expectations. Therefore, we are reaffirming our prior guidance and are still expecting full fiscal year 2018 revenues of $2.4 to $2.7 billion and Adjusted EBITDA of $200 to $220 million. Based on first quarter results, we are updating our expectation of full fiscal year 2018 net income to be in the range of $90 to $110 million and Adjusted Net Income to be in the range of $110 to $125 million.”

Quarterly Dividend

Our board of directors declared a quarterly dividend for our first quarter of fiscal 2018, payable on May 31, 2018, to holders of record on April 30, 2018, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its first quarter 2018 results and outlook on March 8th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 30 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted

4 Net Working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance as well as for the add-back of non-cash intangible asset amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$12,743	$17,838
Accounts receivable, net	224,155	243,242
Inventories, net	486,724	452,380
Other current assets	14,078	13,372

Total current assets	737,700	726,832
Property, plant and equipment, net	227,609	217,083
Goodwill	185,127	133,235
Intangibles assets, net	164,743	167,887
Other long-term assets	9,357	9,395

Total assets	$1,324,536	$1,254,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$750	$750
Accounts payable	144,315	217,267
Customer advances	107,839	95,774
Accrued warranty	23,558	26,047
Other current liabilities	59,937	70,241

Total current liabilities	336,399	410,079
Long-term debt, less current maturities	371,527	229,105
Deferred income taxes	15,475	22,527
Other long-term liabilities	19,576	20,281

Total liabilities	742,977	681,992
Commitments and contingencies
Shareholders’ equity	581,559	572,440

Total liabilities and shareholders’ equity	$1,324,536	$1,254,432

REV GROUP, INC.
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except shares and per share amounts)

	Three Months Ended
	January 31, 2018	January 28, 2017
Net sales	$514,855	$442,937
Cost of sales	462,303	395,417

Gross profit	52,552	47,520

Operating expenses:
Selling, general and administrative	41,034	56,498
Research and development costs	1,731	1,198
Restructuring	4,052	864
Amortization of intangible assets	4,739	2,614

Total operating expenses	51,556	61,174

Operating income (loss)	996	(13,654)
Interest expense, net	5,417	7,478

Loss before benefit for income taxes	(4,421)	(21,132)
Benefit for income taxes	(13,842)	(7,829)

Net income (loss)	$9,421	$(13,303)

Income (loss) per common share:
Basic	$0.15	$(0.26)
Diluted	$0.14	$(0.26)

Dividends declared per common share	$0.05	$—

Adjusted earnings per common share:
Basic	$0.15	$0.11
Diluted	$0.15	$0.11

Weighted Average Shares Outstanding:
Basic	64,287,052	51,360,163
Diluted	66,496,919	51,360,163

REV GROUP, INC.
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Three Months Ended
	January 31, 2018	January 28, 2017
Cash flows from operating activities:
Net income (loss)	$9,421	$(13,303)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,017	7,421
Amortization of debt issuance costs	441	585
Amortization of Senior Note discount	—	42
Stock-based compensation expense	1,750	25,506
Deferred income taxes	(10,414)	(8,563)
Gain on disposal of property, plant and equipment	(1,647)	(205)
Changes in operating assets and liabilities, net of effects of business acquisitions:	(82,978)	(45,230)

Net cash used in operating activities	(72,410)	(33,747)
Cash flows from investing activities:
Purchase of property, plant and equipment	(13,594)	(18,095)
Purchase of rental fleet vehicles	(5,252)	(529)
Proceeds from sale of property, plant and equipment	3,921	919
Acquisition of businesses, net of cash acquired	(57,946)	(20,581)

Net cash used in investing activities	(72,871)	(38,286)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	142,313	79,600
Payment of dividends	(3,207)	—
Payment of debt issuance costs	(369)	—
Redemption of common stock options including employer payroll taxes	(982)	(3,251)
Payments of withholding and employer payroll taxes for vesting of restricted stock	(133)	—
Proceeds from exercise of common stock options, net of employer payroll taxes	2,564	—

Net cash provided by financing activities	140,186	76,349

Net (decrease) increase in cash and cash equivalents	(5,095)	4,316
Cash and cash equivalents, beginning of period	17,838	10,821

Cash and cash equivalents, end of period	$12,743	$15,137

REV GROUP, INC.
SEGMENT INFORMATION
(Unaudited; in thousands)

	Three Months Ended
	January 31, 2018	January 28, 2017
Net Sales:
Fire & Emergency	$215,252	$185,371
Commercial	132,239	130,221
Recreation	167,247	126,706
Corporate & Other	117	639

Total Company Net Sales	$514,855	$442,937

Adjusted EBITDA:
Fire & Emergency	$18,166	$16,713
Commercial	4,460	8,174
Recreation	8,152	2,773
Corporate & Other	(9,476)	(6,549)

Total Company Adjusted EBITDA	$21,302	$21,111

Period-End Backlog:	January 31, 2018	October 31, 2017
Fire & Emergency	$622,316	$590,268
Commercial	337,754	366,447
Recreation	281,813	144,847
Corporate & Other	13	27

Total Company Backlog	$1,241,896	$1,101,589

REV GROUP, INC.
ADJUSTED EBITDA BY SEGMENT
(Unaudited; in thousands)

	Three Months Ended January 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$11,557	$460	$2,845	$(5,441)	$9,421
Depreciation & amortization	4,522	2,836	2,935	724	11,017
Interest expense, net	1,048	645	118	3,606	5,417
Benefit for income taxes	—	—	—	(13,842)	(13,842)

EBITDA	17,127	3,941	5,898	(14,953)	12,013
Restructuring costs	56	—	2,254	1,742	4,052
Transaction expenses	157	—	—	1,398	1,555
Stock-based compensation expense	—	—	—	1,750	1,750
Non-cash purchase accounting expense	396	239	—	—	635
Sponsor expenses	—	—	—	195	195
Legal Settlements	430	280	—	—	710
Deferred purchase price payment	—	—	—	392	392

Adjusted EBITDA	$18,166	$4,460	$8,152	$(9,476)	$21,302

	Three Months Ended January 28, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$12,698	$4,563	$139	$(30,703)	$(13,303)
Depreciation & amortization	2,809	1,930	2,157	525	7,421
Interest expense, net	1,172	817	42	5,447	7,478
Provision (benefit) for income taxes	4	—	—	(7,833)	(7,829)

EBITDA	16,683	7,310	2,338	(32,564)	(6,233)
Restructuring costs	—	864	—	—	864
Transaction expenses	—	—	—	378	378
Stock-based compensation expense	—	—	—	25,506	25,506
Non-cash purchase accounting expense	30	—	435	—	465
Sponsor expenses	—	—	—	131	131

Adjusted EBITDA	$16,713	$8,174	$2,773	$(6,549)	$21,111

REV GROUP, INC.
ADJUSTED NET INCOME
(Unaudited; in thousands)

	Three Months Ended
	January 31, 2018	January 28, 2017
Net income (loss)	$9,421	$(13,303)
Amortization of Intangible Assets	4,766	2,614
Restructuring Costs	4,052	864
Transaction Expenses	1,555	378
Stock-based Compensation Expense	1,750	25,506
Non-cash Purchase Accounting Expense	635	465
Sponsor Expenses	195	131
Legal Settlements	710	—
Deferred Purchase Price Payment	392	—
Impact of Tax Rate Change	(10,414)	—
Income Tax Effect of Adjustments	(3,313)	(10,987)

Adjusted Net Income	$9,749	$5,668

REV GROUP, INC.
ADJUSTED NET INCOME OUTLOOK RECONCILIATION
(In thousands)

	Fiscal Year 2018
	Low	High
Net Income	$90,000	$110,000
Amortization of Intangible Assets	17,500	15,500
Restructuring Costs	5,000	4,000
Transaction Expenses	2,000	1,600
Stock-based Compensation Expense	6,000	5,000
Non-cash Purchase Accounting Expense	1,300	1,000
Legal Settlements	800	700
Sponsor Expenses	900	700
Deferred Purchase Price Payout	6,500	6,000
One-time Benefit of U.S. Tax Reform	(10,400)	(10,400)
Income Tax Effect of Adjustments	(10,100)	(8,700)

Adjusted Net Income	$109,500	$125,400

REV GROUP, INC.
ADJUSTED EBITDA OUTLOOK RECONCILIATION
(In thousands)

	Fiscal Year 2018
	Low	High
Net Income	$90,000	$110,000
Depreciation and Amortization	48,000	47,000
Interest Expense, net	23,000	21,000
Income Tax Expense	16,500	23,000

EBITDA	177,500	201,000
Restructuring Costs	5,000	4,000
Transaction Expenses	2,000	1,600
Stock-based Compensation Expense	6,000	5,000
Non-cash Purchase Accounting Expense	1,300	1,000
Legal Settlements	800	700
Sponsor Expenses	900	700
Deferred Purchase Price Payout	6,500	6,000

Adjusted EBITDA	$200,000	$220,000